Exhibit 10.3

April 29, 2019

Mr. Doug Merritt
c/o Splunk Inc.
270 Brannan Street
San Francisco, CA 94107

Dear Doug:
You previously entered into an offer letter with Splunk Inc. (the “Company”) dated November 16, 2015 (the “Offer Letter”) that provided for certain severance benefits pursuant to Section 7 and the other terms therein.
This letter agreement (the “Agreement”) amends and replaces Section 7 with the below, effective as of March 20, 2019.

“7.  Severance. You also are entitled to the following severance benefits:

(a)    Separation in Event of Termination Within the 3-Month Period Before or 18-Month Period Following Change in Control. In the event of your involuntary separation from service from the Company without Cause or for Good Reason, in each case within the period that begins after the signing of a definitive agreement that ultimately results in a Change in Control within three (3) months of its signing or within eighteen (18) months following a Change in Control (“Change in Control Period”), and provided that you deliver to the Company a signed release of claims in favor of the Company (“Release”), and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to the benefits as set forth below:

(i)    Lump sum payment equal to twenty-four (24) months of your then‑current base salary, plus an amount equal to twenty-four (24) months of your annual target bonus for the year of termination plus a pro-rated portion of your annual target bonus for the year of termination based on the number of months employed during such year, less any amounts already paid for such year;

(ii)    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the eighteen (18) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums, then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $36,000; and

(iii)    Acceleration of vesting as to all then‑unvested shares subject to all equity awards with only time-based vesting (including earned but unvested performance-based awards). Any unearned performance-based equity awards (“PSUs”) will be treated in the manner outlined in the agreement for each such PSU grant. You shall have six (6) months following your separation from service from the Company in which to exercise all options that have been granted to you, if any.

(b)    Severance in Event of Termination Without Cause. In the event of your involuntary separation from service with the Company without Cause not during the Change in Control Period, and provided that you deliver to the Company a signed Release and satisfy all conditions to make the Release effective within sixty (60) days following your separation from service, then, in addition to any accrued compensation, you shall be entitled to benefits as set forth below:

(i)    Lump sum payment equal to eighteen (18) months of your then‑current base salary, plus a pro-rated portion of your annual target bonus for the year of termination based on the number of months employed during such year, less any amounts already paid for such year;

(ii)    Provided you timely elect to continue health coverage under COBRA, reimbursement for any monthly COBRA premium payments made by you in the twelve (12) months following your separation from service. If at the time you separate from service, it would result in a Company excise tax to reimburse you for COBRA premiums then no such premiums will be reimbursed and if doing so would not cause imposition of an excise tax you will be paid a single lump sum of $24,000; and

(iii)    Acceleration of vesting as to a number of shares subject to all equity awards with only time-based vesting (including earned but unvested performance-based awards) as would have vested in the twelve (12) months following your separation from service. Any unearned performance-based equity awards (“PSUs”) will be treated in the manner outlined in the agreement for each such PSU grant. You shall have six (6) months following your separation from service from the Company in which to exercise all vested options that have been granted to you.”
This Agreement also amends the Offer Letter to add a Section 280G “best results” provision on the terms set forth in Exhibit A.
This Agreement does not change the at-will nature of your employment relationship with the Company, and the terms and conditions of the Offer Letter will continue in full force and effect, except as amended by this Agreement.

Best,

/s/ Tracy Edkins
Tracy Edkins
Senior Vice President, Chief Human Resources Officer
Splunk Inc.

I have read, understand, and agree to each of the terms and conditions set forth above. I further acknowledge that no promises or commitments have been made to me except as specifically set forth herein.

/s/ Doug Merritt                        Jun-4-2019
Signature of Doug Merritt                    Date

Exhibit A
Parachute Payments:

1.
Reduction of Severance Benefits. Notwithstanding anything set forth herein to the contrary, if any payment or benefit that you would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; and reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of your equity awards.

2.
Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and you prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to you at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and you will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and you, and the Company will have no liability to you for the determinations of the firm.

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